UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
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FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report: October 21, 2013
Date of earliest event reported: October 18, 2013

EURAMAX HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-05978 (Commission File Number)	58-2502320 (I.R.S. Employer Identification Number)
303 Research Drive, Suite 400 Norcross, GA 30092 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:                 (770) 449-7066

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 18, 2013, R. Scott Vansant, Senior Vice President, Chief Financial Officer and Treasurer, was named Senior Vice President of Euramax North America. Mr. Vansant will lead all sales, business development, innovation and marketing activities for Euramax's North America Residential and Commercial business segments, effective immediately. Mary Cullin, Vice President of Finance and Shared Services, will succeed Mr. Vansant as Senior Vice President, Chief Financial Officer and Treasurer, effective immediately. Ms. Cullin has entered into certain compensation arrangements which are consistent with those of similarly situated executives.
Mr. Vansant was appointed as Senior Vice President in June 2012 and has been the Chief Financial Officer of Euramax since July 1998. Mr. Vansant served as Vice President from September 1996 through June 2012. He joined Alumax in 1991. From 1995 to 1996, Mr. Vansant served as Director of Internal Audit for Alumax and also served in various operational positions at Alumax Building Products, Inc., including serving as Controller from 1993 to 1995 and Branch Manager from 1992 to 1993. Prior to 1991, Mr. Vansant worked as a certified public accountant for Ernst & Young LLP. Mr. Vansant received a BBA in Accounting from Mercer University in 1984.

Ms. Cullin most recently served as Vice President of Finance and Shared Services for Euramax with responsibility for North America finance, accounting, information systems, credit and payroll activities. Ms. Cullin joined Euramax in 2008 as the Director of Financial Planning and Analysis and has served in various finance and accounting positions for the Company. Immediately prior to joining Euramax, Ms. Cullin was the Divisional Chief Financial Officer of HD Supply Lumber and Building Materials. Ms. Cullin has also held various financial positions with The Home Depot and Flowers Foods, Inc. Ms. Cullin received her BS in Financial Management from Clemson University in 1987.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release of Euramax Holdings, Inc. dated October 21, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EURAMAX HOLDINGS, INC.

Date: October 21, 2013	By:	/s/ Mitchell B. Lewis
Name: Mitchell B. Lewis
Title: President and Chief Executive Officer